Exhibit 10.21
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
PROMISSORY NOTE

$10,000,000	New York, New York
April 12, 2007
FOR VALUE RECEIVED, the undersigned, CAMBIUM LEARNING, INC., a Delaware corporation (the “Company”) and successor-in-interest to VSS-CAMBIUM MERGER CORP., a Delaware corporation, hereby promises to pay to the order of GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING, a Cayman Islands Sub-Trust (the “Holder”), or its registered assigns, on the Maturity Date (as hereinafter defined) (or earlier as hereinafter provided) the principal sum of TEN MILLION DOLLARS ($10,000,000), plus all “PIK Amounts” (as hereinafter defined) added to the principal amount hereof pursuant to the terms of this Note, with interest on the unpaid principal amount of this Note from time to time as provided herein. For the purposes of this Note, the term “Maturity Date” shall mean April 11, 2014.
1.	Note Purchase Agreement; Definitions.

This Promissory Note (as amended, modified, restated and/or supplemented from time to time, this “Note”) is issued by the Company, on the date hereof, pursuant to the Note Purchase Agreement dated as of April 12, 2007 (as amended, modified, restated and/or supplemented from time to time, the “Note Purchase Agreement”) by and among the Company, as successor-in-interest to VSS-Cambium Merger Corp., VSS-Cambium Holdings, LLC, a Delaware limited liability company, the Holder, the other purchasers from time to time party thereto and the Administrative Agent. The Holder is entitled to the benefits of this Note, the Note Purchase Agreement and the other Transaction Documents, and may enforce the agreements of each Issuer Party contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto, to the extent provided herein or therein. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Note Purchase Agreement.

2.	Interest.
(a)	The Company promises to pay interest on the Accreted Principal Amount (as hereinafter defined) of this Note at the rate of eleven and three-quarters percent (11.75%) per annum. The Company shall pay accrued interest quarterly on the last Business Day of each March, June, September and December during the term hereof and on the Maturity Date (each date upon which interest shall be so payable, an “Interest Payment Date”), commencing on June 29, 2007 and on each Interest Payment Date shall pay interest accrued through and including such

Interest Payment Date. Interest on this Note shall accrue from the date of issuance of the Original Note (as hereinafter defined) until repayment of the Accreted Principal Amount and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of the actual number of days in the related period over 360 days. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of ten percent (10%) per annum that shall have accrued and shall be unpaid as of such Interest Payment Date shall be paid on such Interest Payment Date by wire transfer of immediately available funds to an account at a bank designated by the Holder. Through any Interest Payment Date, interest on the Accreted Principal Amount of this Note at the rate of one and three-quarters percent (1.75%) per annum that shall have accrued and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, a “PIK Amount”) shall be paid on such Interest Payment Date by addition of such PIK Amount to the principal amount outstanding under this Note. No later than 10 Business Days following the end of each Fiscal Year, the PIK Amounts added to the principal amount outstanding under this Note during such Fiscal Year shall be evidenced by a PIK Note and, following the Holder’s receipt of such PIK Note, shall no longer be a PIK Amount evidenced by this Note. At any time, the outstanding principal amount of this Note, including all PIK Amounts added thereto through such time and not evidenced by a PIK Note, is referred to in this Note as the “Accreted Principal Amount”. Notwithstanding any other provision of this Note and the addition of any PIK Amount to the principal amount outstanding under this Note, the Company may, in its sole discretion, pay any PIK Amount in cash on any Interest Payment Date without any premium or penalty by wire transfer of immediately available funds to an account at a bank designated by the Holder. The Company shall give written notice to the Holder of any such payment of a PIK Amount not less than 1 Business Day prior to the applicable Interest Payment Date. All cash payments by the Company of any PIK Amount that has been added to the principal amount of this Note shall be deducted from the Accreted Principal Amount. If any promissory notes issued pursuant to the Note Purchase Agreement, in addition to this Note and all notes issued pursuant to Section 7(b), (d) or Section 8 hereof, are outstanding (collectively, “Outstanding Notes”) and the Company pursuant to this paragraph elects to pay all or any portion of the PIK Amount in cash on any Interest Payment Date, then the Company shall take the same action with respect to all Outstanding Notes and make such elective cash payments to all holders of Outstanding Notes on a pro rata basis based upon the Accreted Principal Amount of each Outstanding Note.

(b)	Notwithstanding subsection (a) of this Section 2, but subject to applicable law, upon and during the occurrence of an Event of Default, the Accreted Principal Amount of this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the applicable interest rate in effect hereunder plus two percent (2%) (and interest shall be paid entirely in cash and no PIK Amount shall be added to the Accreted Principal Amount of this Note in respect of such interest). In addition, any overdue interest on this

Note shall bear interest, payable on demand in immediately available funds, at a rate equal to the applicable interest rate in effect hereunder plus two percent (2%) (and interest shall be paid entirely in cash and no PIK Amount shall be added to the Accreted Principal Amount of this Note in respect of such interest).

(c)	In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty.
3.	Principal.

The Company shall pay the principal amount due under this Note including all PIK Amounts and all accrued and unpaid interest (all of which shall be payable in cash and no portion of which shall be payable by addition of a PIK Amount to the Accreted Principal Amount) on the Maturity Date.

4.	Voluntary Prepayment.
(a)	The Outstanding Notes are subject to prepayment at the option of the Company, in whole or in part, on any date following the second anniversary of the Closing Date. The Company shall give written notice of voluntary prepayment of this Note or any portion thereof to the Holder not less than five (5) Business Days prior to the date fixed for such prepayment. Such notice of voluntary prepayment shall be given in the manner specified in Section 12.2 of the Note Purchase Agreement. Upon notice of prepayment being given by the Company to the Holder, the Company covenants and agrees that the Company shall prepay, on the date fixed for prepayment in the notice therefor, this Note or the portion hereof so called for prepayment, at the Accreted Principal Amount thereof or the portion thereof so called for prepayment together with the prepayment premium thereon described in Section 4(c) below, if applicable, and interest accrued and unpaid thereon to the date fixed for such prepayment (which interest shall be paid entirely in cash and no portion of which shall be payable by the addition of a PIK Amount to the Accreted Principal Amount), together with costs and expenses including, without limitation, reasonable fees, charges and disbursements of counsel.

(b)	All prepayments under this Section 4 shall include payment of accrued interest on the Accreted Principal Amount so prepaid (which interest shall be paid entirely in cash and no portion of which shall be payable by the addition of a PIK Amount to the Accreted Principal Amount) and shall be applied first to all costs, expenses and indemnities payable under the Note Purchase Agreement, then to payment of default interest, if any, then to payment of accrued interest, then to the prepayment premium described in Section 4(c) below, if applicable, and thereafter to principal, provided, however, each voluntary prepayment of less than the full outstanding principal balance of the Outstanding Notes shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
(c)	In the event that any portion of the Accreted Principal Amount is voluntarily prepaid as provided in this Section 4 on any date following the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, subject to Section 8.2(a)(iii) of the Note Purchase Agreement, there shall be a prepayment premium payable to the Holder at the time of such prepayment equal to one percent (1%) of the amount being prepaid.

(d)	If there is more than one (1) Outstanding Note, the amounts payable under this Section 4 and under Section 4 of such other Outstanding Notes shall be applied to the Outstanding Notes on a pro rata basis.
5.	Mandatory Prepayment.
(a)	Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, to the extent such Net Cash Proceeds are not fully utilized to prepay the Senior Debt, the Company shall make prepayments of this Note in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
(i)	no such prepayment shall be required under this 5(a)(i) with respect to (A) any Asset Sale permitted by Sections 8.2(f)(i) and (vi) of the Note Purchase Agreement, (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $2.5 million in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)	so long as no Default or Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Company shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be used to make Permitted Acquisitions or Capital Expenditures or reinvested in fixed or Capital Assets (or enter into a binding commitment for any such reinvestment) within 360 days following the date of such Asset Sale (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within a 180-day period following such 360 day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 5(a).
(b)	Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (other than Indebtedness permitted to be incurred in accordance with Section 8.2(a)) or Preferred Stock Issuance (as defined below) by Holdings or any of its Subsidiaries, to the extent such Net Cash Proceeds are not fully utilized to prepay the Senior Debt, the Company shall make prepayments of this Note in an aggregate amount equal to 100% of such Net Cash Proceeds. As used herein, “Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any preferred or preference Equity Interests after the Closing Date (other than (x) as permitted by Section 8.2(a) or (y) such issuance or sale of any preferred or preference Equity Interests that is Qualified Capital Stock to the Equity Investors).

(c)	Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance (other than the Net Cash Proceeds of any Equity Issuance used to finance Capital Expenditures), to the extent such Net Cash Proceeds are not fully utilized to prepay the Senior Debt, the Company shall make prepayments of this Note in an aggregate amount equal to 50% of such Net Cash Proceeds; provided that such percentage shall be reduced to 25% if, and for so long as, the Total Leverage Ratio as of the end of the most recently ended 4 Fiscal Quarter period is less than 4.0 to 1.0.

(d)	Not later than five (5) Business Days following the receipt of any Net Cash Proceeds (excluding any Net Cash Proceeds payable to the Sellers pursuant to the terms of the Acquisition Agreement) from a Casualty Event by Holdings or any of its Subsidiaries, to the extent such Net Cash Proceeds are not fully utilized to prepay the Senior Debt, the Company shall make prepayments of this Note in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
(i)	so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Company shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be used to repair, replace or restore (or enter into a binding commitment for such repair, replacement or restoration) any property in respect of which such Net Cash Proceeds were paid no later than 360 days following the date of receipt of such proceeds; and

(ii)	if any portion of such Net Cash Proceeds shall not be so applied within a 180-day period following such 360 day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 5(d).
(e)	Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from any Extraordinary Event by Holdings or any of its Subsidiaries, to the extent such Net Cash Proceeds are not fully utilized to prepay the Senior Debt, the Company shall make prepayments of this Note in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)	so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Company shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds have been or are expected to be used to repair, replace or restore (or enter into a binding commitment for such repair, replacement or restoration) any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or used to make Permitted Acquisitions or Capital Expenditures no later than 360 days following the date of receipt of such proceeds; and

(ii)	if any portion of such Net Cash Proceeds shall not be so applied within a 180-day period following such 360-day period, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 5(e).
(f)	All prepayments under this Section 5 shall include payment of accrued interest on the Accreted Principal Amount so prepaid (which interest shall be paid entirely in cash and no portion of which shall be payable by the addition of a PIK Amount to the Accreted Principal Amount) and shall be applied first to all costs, expenses and indemnities payable under the Note Purchase Agreement, then to payment of default interest, if any, then to payment of accrued interest, and thereafter to principal.

(g)	The Company shall give prior written notice of any Net Cash Proceeds required to be paid under this Section 5 as far in advance as reasonably practicable and shall deliver to the Holder, at the time of such notice of prepayment, a certificate signed by a Responsible Officer of the Company setting forth in reasonable detail the calculation of such proposed prepayment. If there is more than one (1) Outstanding Note, the Net Cash Proceeds payable under this Section 5 and under Section 5 of such other Outstanding Notes shall be offered to each of the holders of the Outstanding Notes on a pro rata basis. Each holder of a Note may decline to receive all (but not a portion) of its pro rate share of the Net Cash Proceeds. Any such declined proceeds shall be offered to the holders of the Outstanding Notes that have not rejected the prepayment of the Net Cash Proceeds on a pro rata basis. Net Cash Proceeds that have been rejected by all of the holders of the Outstanding Notes may be retained by the Company.

(h)	Notwithstanding anything to the contrary herein, if at the end of any accrual period (as defined in Internal Revenue Code (“Code”) section 1272(a)(5)) ending after the fifth anniversary of the issuance of this Note, the aggregate amount of accrued and unpaid original issue discount (as defined in Code section 1273(a)(l)) on this Note would, but for this subsection, exceed an amount equal to the product of this Note’s issue price (as defined in Code sections 1273(b) and 1274(a)) multiplied by this Note’s yield to maturity (as defined in Treasury Regulations section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), the Company

shall pay to the Holder such amounts of, first, the accrued and unpaid interest and, second, principal, in each case, to the extent required, in order to cause the accrued and unpaid original issue discount on this Note as of the end of such accrual period to not exceed an amount equal to the Maximum Accrual.
6.	Amendment.

Amendments and modifications of this Note may be made only in the manner provided in Section 12.4 of the Note Purchase Agreement.

7.	Transfer; Registration.
(a)	The term “Holder” as used herein shall also include any registered transferee of this Note. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and the Holder agrees that, prior to any proposed transfer of this Note, if such transfer is not made pursuant to either an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, the Holder will, if requested by the Company, deliver to the Company:
(i)	investment representations, substantially similar to those given by the Purchasers on the Closing Date, signed by the proposed transferee;

(ii)	an agreement by such transferee to the inclusion of and compliance with the restrictive investment legend set forth on this Note; and

(iii)	an agreement by such transferee to be bound by the provisions of this Section 7 relating to the transfer of such Note.
(b)	This Note is a registered instrument. The Company shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer thereof, which register shall reflect and identify, at all times, the ownership of any interest in the Note. Upon the issuance of this Note, the Company shall record the name of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Company, the Company shall, at the Company’s expense, execute and deliver a new Note of like tenor and of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing. The Company shall not have any obligation hereunder to any Person other than the registered Holder of this Note.

(c)	This Note may be transferred or assigned by the Holder at any time subject to Sections 7(a), 7(b) and 9 hereof and Section 12.3 of the Note Purchase Agreement.

(d)	In the event that the Holder intends to transfer the Note to more than one transferee, the Company shall, in good faith, cooperate with the Holder to effectuate such a transfer and to issue replacement Outstanding Notes in the appropriate denominations.

(e)	The Holder shall bear the costs if any of any transfer or assignment of the Note.
8.	Replacement of Note.

On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of this Note), the Company, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.

9.	Successors and Assigns; Assignment.

All the covenants, stipulations, promises and agreements in this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder and the Company. The Company may not assign any of its rights under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

10.	GOVERNING LAW.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

11.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, OR ENFORCEMENT HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS NOTE, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS TRANSACTION, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE COMPANY

AND THE HOLDER OF THIS NOTE FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE TRANSACTION DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS NOTE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF EACH. EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.2 OF THE NOTE PURCHASE AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.
12.	Headings.

The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.	Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

14.	Substitution and Replacement.

This Note substitutes and replaces in its entirety that certain $10,000,000 Promissory Note dated as of April 12, 2007 issued by-VSS-Cambium Merger Corp., predecessor-in-interest to the Company, to the Holder (the “Original Note”) and is issued in accordance with Section 8.1(s) of the Note Purchase Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Promissory Note to be duly executed as of the date first written above.

COMPANY CAMBIUM LEARNING, INC.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	Vice-President & Chief Executive Officer

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